Exhibit 10.4
NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR THE
BOARD OF DIRECTORS
OF THE
FEDERAL HOME LOAN BANK OF DALLAS
FOR DEFERRALS EFFECTIVE JANUARY 1, 2005
The Nonqualified Deferred Compensation Plan for the Board of Directors of the Federal Home Loan Bank of Dallas for Deferrals Effective January 1, 2005 (the “Plan”) is hereby adopted effective January 1, 2005. All Participants’ deferrals which were made prior to January 1, 2005 will continue to be governed by the provisions of the original Nonqualified Deferred Compensation Plan for the Board of Directors of the Federal Home Loan Bank of Dallas plan document as last amended July 24, 2004 (referred to as the “Prior Plan”). All amounts deferred after December 31, 2004 shall be governed exclusively under the provisions of this Plan document.
ARTICLE I
Definitions
     1.01 Administrative Committee shall mean the committee appointed pursuant to Article V of the Plan.
     1.02 Adoption Agreement shall mean the initial written agreement between a Participant and the Bank, whereby a Participant agrees to defer a portion of his or her Director’s Fees pursuant to the provisions of the Plan, and the Bank agrees to make payments in accordance with the provisions of the Plan.
     1.03 Bank shall mean the Federal Home Loan Bank of Dallas.
     1.04 Beneficiary shall mean any person, persons, or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.
     1.05 Benefit Account shall mean the account(s) maintained on the books of the Bank for each Participant pursuant to Article III hereof. The Administrative Committee shall establish the subaccounts necessary to account for Stated Deferrals on a class year basis.
     1.06 Code shall mean the Internal Revenue Code of 1986, as amended.

     1.07 Deferral Period shall mean the period of time during which the Director’s Fees are being deferred pursuant to the Participant’s Adoption Agreement.
     1.08 Determination Date shall mean the last day of the Plan Year or more frequently as determined by the Administrative Committee which may include daily valuation of the Benefit Account.
     1.09 Director shall mean the person elected or appointed as a Director of the Bank pursuant to the Federal Home Loan Bank Act, as amended.
     1.10 Director’s Fee shall mean the total amount of all compensation payments made by the Bank to a Director for services rendered by a Director in fulfilling his or her responsibilities associated with serving as a member of the Bank’s Board of Directors. Director’s Fees shall not include expense reimbursements, or any deferred compensation payments under this Plan. The deferred compensation payments are compensation for all other purposes as per the regulations promulgated by the Internal Revenue Service under its applicable code sections.
     1.11 Disability means the Participant is unable to continue to serve as a Director by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Administrative Committee.
     1.12 Hardship shall mean severe financial hardship to a Participant resulting from (1) the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code), (2) loss of the Participant’s property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of an event beyond the control of the Participant. The need to send a Participant’s child to college or the desire to purchase a home shall not be considered emergencies for purpose of this Plan. Any early withdrawal by reason of Hardship shall be limited to the amount necessary to meet the stated financial emergency.
     1.13 Participant shall mean a duly elected or appointed Director of the Bank who has enrolled in the Plan by completing an Adoption Agreement.

     1.14 Plan Year shall mean the twelve-month period on which the Plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year.
     1.15 Stated Deferral shall mean the amount of the Director’s Fee the Participant agrees to defer in the Adoption Agreement, and on subsequent annual Plan election forms.
ARTICLE II
Eligibility and Participation
     2.01 Participation. Participation in this Plan is limited to those Directors elected or appointed as a Director of the Bank pursuant to the Federal Home Loan Bank Act, as amended.
     2.02 Enrollment Requirements. A Director shall enroll as a Participant in the Plan by (a) entering into an Adoption Agreement with the Bank, which shall specify the amount of deferral and the form and timing of payment of his or her Benefit Account, and (b) by completing such other forms and furnishing such other documents as the Bank may require.
     2.03 Enrollment Time Period. The Adoption Agreement must be executed within thirty (30) days of the date the Director first becomes eligible during the Plan Year in which the Agreement is to be effective. The initial election shall be effective with respect to fees earned after the election has been filed. All subsequent elections must be filed by December 31 of the year immediately prior to the Plan Year with respect to which the election applies.
     2.04 Failure of Eligibility. A Participant shall cease to be a Participant at such time as his or her term of office on the Board of Directors has expired.
     2.05 Election to Defer Irrevocable; Exceptions. Except as otherwise provided herein, a Participant’s election to defer Director’s Fees shall be irrevocable. If the Participant receives a distribution due to Hardship under Section 4.03 of this Plan, the Participant’s election to defer Compensation for that Plan Year will terminate and no further deferrals will be permitted for the remainder of the Plan Year. A Participant is permitted to rescind his or her deferral election for the 2005 Plan Year so long as the Participant files a request for rescission with the Administrative Committee prior to December 31, 2005 and all amounts subject to rescission are included in the Participant’s taxable income for the 2005 taxable year.

ARTICLE III
Participant Benefit Account and Vesting
     3.01 Benefit Account. The Bank shall establish a Benefit Account on its books for each Participant, and shall credit to each Participant’s Benefit Account the following amounts at the times specified:
(a) The amount of Director’s Fees that the Participant has previously deferred or elects to defer pursuant to Section 2.02 of the Plan, credited as of the date the Participant would otherwise have received the fee compensation. The Bank shall deduct any amounts it is required to withhold under state, federal or local law for taxes other than charges from the Participant’s Director’s Fees.
(b) As of the last day of each calendar quarter, an amount equal to the earnings attributable to the Participant’s Benefit Account.
A Participant’s Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Benefit Account shall not constitute or be treated as a trust fund of any kind. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. Provided, the Bank may establish and/or continue a grantor trust as defined in Section 671 of the Code to provide a source of funding for amounts deferred under the Plan.
     3.02 Determination of Benefit Account. Each Participant’s Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Benefit Account as of the immediately preceding Determination Date, plus the amounts required to be credited to such account by the Bank pursuant to Section 3.01.
     3.03 Statement of Account. The Bank shall provide each Participant, a statement in such form as the Bank deems appropriate setting forth the balance to the credit of such Participant in his or her Benefit Account as of the Determination Date.
     3.04 Vesting of Benefit Account. All Director’s Fees deferred by a Participant and the earnings credited to the Benefit Account shall be one hundred percent (100%) vested at all times.

ARTICLE IV
Payment of Benefits
     4.01 Distribution of Benefit Account to Participant. At the end of the Deferral Period, the distribution of deferred amounts and accrued interest in the Benefit Account shall be made payable to the Participant in either a lump sum cash payment, or in the form of annual installments for a period of from two (2) to twenty (20) years commencing on the date so designated by the Participant on the date of deferral.
     A Participant may change the form of payment previously elected by filing a request with the Administrative Committee at least twelve months prior to the date payment is otherwise scheduled to commence. Any request to change in the form of payment will not take effect for twelve months following the date it is received by the Administrative Committee and the first payment with respect to which this election is made will be deferred for a period of five years from the date such payment would otherwise have been made.
     4.02 Recipients of Payments: Designation of Beneficiary. All payments to be made under this Plan by the Bank shall be made to the Participant, if living. In the event of a Participant’s death prior to receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant. Each Participant shall file with the Bank a designation of Primary Beneficiary and Secondary Beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of death. The initial designation of Beneficiary shall be made in the Participant’s Adoption Agreement. Such designation may be changed by the Participant at any time without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s personal representative, but if the Bank believes none has been appointed within six months after the Participant’s death, the Bank may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of Texas. In the event a benefit is payable to a minor or person declared incompetent or a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.
     4.03 Hardship Distribution. The Administrative Committee may, in its sole discretion, upon finding that the Participant has suffered or is suffering a Hardship, distribute to such Participant all or a portion of his or her Benefit Account under the Plan. The amount distributed will be limited to the amount the Administrative Committee determines is necessary to meet the stated financial emergency.
     4.04 Bank Obligations and Source of Payments. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets and are subject to the claims of the Bank’s general creditors. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Bank and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.
ARTICLE V
Administration
     5.01 Administrative Committee. The Plan shall be administered by the same Administrative Committee appointed by the Board of Directors to administer the Bank’s Employee Deferred Compensation Plan. This administration shall be in accordance with this Plan’s terms and purposes and in compliance with Section 409A of the Code. Interpretation by the Administrative Committee shall be final and binding upon a Participant.
     5.02 Claims Procedure.
     (a) All claims shall be filed in writing by the Participant, his or her Beneficiary or authorized representative of the claimant, by completing such procedures as the Administrative Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.
     (b) If a claim is denied, notice of denial shall be furnished by the Administrative Committee to the claimant within ninety (90) days after receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or Beneficiary and the extension shall not exceed ninety (90) days.
     (c) The Administrative Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and any explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review. The claimant or the claimant’s authorized representative must request such review within the reasonable period of time prescribed by the Administrative Committee. In no event shall such period of time be less than sixty (60) days. A decision on review shall be made not later than sixty (60) days after the Bank’s receipt of the request for review. If special circumstances require further extension of time for processing, a decision shall be rendered not later than one hundred twenty (120) days following the Bank’s receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VI
Miscellaneous
     6.01 Amendment and Termination. The Board may, at any time, amend or terminate the Plan. Unless the Plan is terminated by the Board in a manner that complies with the Plan termination limitations of IRC Section 409A and regulations promulgated thereunder, Plan termination shall be limited to ceasing prospective deferrals and the Bank shall distribute to the Participant or a Participant’s Beneficiary, the Participant’s Benefit Account in accordance with the terms of the Plan and the distribution elections in effect on the date of Plan termination. A notice of termination or Plan amendment shall be provided in writing to all Directors participating in the Plan.
     6.02 Assignment of Benefits. No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber, or anticipate his or her interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. In the event of an attempted assignment or transfer, the Bank shall have no further liability hereunder.
     6.03 Disposition of Unclaimed Payments. Each Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement, or notice addressed to a Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the Bank’s records, will be binding upon Participant and his or her Beneficiaries for all purposes of the Plan.
     6.04 Taxes. The Bank shall deduct from all payments made hereunder all applicable federal and state taxes required by law to be withheld from such payments.
     6.05 GOVERNING LAW. THIS PLAN IS INTENDED TO CONSTITUTE AN UNFUNDED PLAN FOR THE BOARD OF DIRECTORS AND RIGHTS THEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.
     6.06 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Bank regarding this Plan shall be made in writing and in such form as the Bank or Board of Directors shall prescribe. Such communication shall be effective upon mailing, if sent by first class letter, postage pre-paid, and addressed to the Bank’s offices as follows:
Attention: Directors Nonqualified Deferred Compensation Plan
Federal Home Loan Bank of Dallas
8500 Freeport Parkway South, Suite 600
Irving, Texas 75063-2547
     6.07 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.
     6.08 Binding Agreement. The provisions of this Plan shall be binding upon the Participants and the Bank and their respective successors, assigns, heirs, executors, and beneficiaries.

Bank:

FEDERAL HOME LOAN BANK OF DALLAS

By:	/s/ Timothy J. Heup

Corporate Officer
ATTEST:

/s/ Karen A. Krug Corporate Secretary